EXHIBIT 99.1

LANDRY’S RESTAURANTS, INC. (LNY/NYSE) ANNOUNCES HURRICANE

FRANCES’ IMPACT ON THIRD QUARTER 2004 SALES

Houston, Texas (September 10, 2004)

Landry’s Restaurants, Inc. (NYSE: LNY – News), the second largest operator of casual dining seafood restaurants, announced that sales at Company restaurants located in Florida and along the Eastern portion of the country have been negatively impacted due to closed days and weather avoidance as a result of Hurricane Frances. Approximately 100 restaurant days were lost due to such closures. While the Company did not experience significant property damage, 3 restaurants sustained damages that will result in additional closed days. Further revenue losses were sustained prior to the storm as warnings began on the Tuesday before Frances made landfall, causing tourists to avoid the Florida area for Labor Day weekend. Additional restaurants were affected due to heavy rainfall as the storm progressed northward. The Company estimates a loss of approximately $1.8 - $2.2 million in revenues due to the storm. In anticipation of the adverse weather, the Company cancelled previously planned advertising expenditures, thus partially mitigating the earnings impact of the reduced sales. The final effect of the storm on earnings has not been determined.

According to Rick Liem, Vice President and Chief Financial Officer for the Company, “Our concentration of outstanding waterfront properties along the eastern coast of Florida and tourism driven locations, particularly in the Orlando area, were most affected by the storm, especially due to the holiday weekend. The unsettled conditions in Florida continue to impact revenues at these locations.”

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward- looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, negative same store sales, or the Company’s inability to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.